Exhibit 99(a)

[Bank One Logo]	[JPMorgan Logo]

News release:    IMMEDIATE

JPMORGAN ACQUIRES BANK ONE’S CORPORATE TRUST BUSINESS

JPMorgan solidifies leading position in corporate trust business

New York and Chicago, July 24, 2003—JPMorgan Institutional Trust Services has agreed to acquire Bank One’s Corporate Trust Services business for $720 million, of which approximately 10% is contingent upon business retention, the companies announced today. The purchase, which is subject to regulatory approval and expected to close later this year, solidifies JPMorgan’s leading position in the corporate trust business.

The addition of Bank One’s portfolio will increase JPMorgan’s aggregate outstanding corporate trust portfolio to more than $4.5 trillion. Moreover, the acquisition will strengthen JPMorgan’s leadership position across a diversified mix of trust products and services, including corporate and municipal debt, structured finance and escrow.

“The Bank One corporate trust acquisition reinforces our commitment to achieving greater scale, customer efficiencies and higher levels of service for our trust clients,” said Don Layton, vice chairman, J.P. Morgan Chase & Co.

“This is a unique opportunity to purchase a sizeable corporate trust portfolio that will allow us to better serve our new and existing clients with a broad array of top quality products and services,” said Michael K. Clark, executive vice president and head of JPMorgan Institutional Trust Services. “Our increased market footprint means we can now offer a variety of products to an even wider range of clients.”

“We believe it is the best choice for our customers and our shareholders to sell to JPMorgan as they have a similar operating model with significant scale and impressive service capabilities,” said David J. Kundert, chief executive officer of Investment Management Group at Bank One. “We will work very closely with JPMorgan to ensure a seamless transition for our customers.”

J.P. Morgan Chase & Co. is a leading global financial services firm with assets of $803 billion and operations in more than 50 countries. The firm is a leader in investment banking, financial services for consumers and businesses, financial transaction processing, investment management, private banking and private equity. A component of the Dow Jones Industrial Average, J.P. Morgan Chase & Co. is headquartered in New York and serves more than 30 million consumers nationwide, and many of the world’s most prominent corporate, institutional and government clients. Information about JPMorgan Chase is available on the Internet at www.jpmorganchase.com.

Bank One Corporation (www.bankone.com) is the nation’s sixth-largest bank holding company, with assets of nearly $300 billion. Bank One currently has more than 52 million credit cards issued, nearly 7 million retail households, and over 20,000 middle market customers. It also manages $171 billion of clients’ investment assets.

Media contacts:	212-552-0241	joy.d.russell@jpmorgan.com
Joy D. Russell—JPMorgan	312-732-7007	thomas.a.kelly@bankone.com
Tom Kelly—Bank One
Investor contact:
Ann Borowiec	212-270-7318	ann.borowiec@jpmorgan.com